Exhibit 99(d)(55)

May 1, 2014

GuideStone Capital Management, LLC

2401 Cedar Springs Rd.

Dallas, TX 75201-1407

Re: Expense Cap Letters – Investor Class

Dear GuideStone Capital Management, LLC:

GuideStone Funds, a Delaware business trust (“the Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended. This Agreement pertains only to the Investor Class of the series of the Trust that are listed on Schedule A (each, a “Fund” and collectively, the “Funds”), which is attached hereto and is part of this Agreement.

You hereby agree to pay or waive, during the period from May 1, 2014 to April 30, 2015 (“Limitation Period”), operating expenses of the Investor Class of each Fund, without regard to any expense reductions realized through use of directed brokerage, (and excluding interest, taxes, brokerage commissions, extraordinary expenses, acquired Fund fees and expenses and expenses in connection with the short sales of securities) (“Operating Expenses”) which exceed, in the aggregate, the rate per annum of the Investor Class’ average daily net assets set forth on Schedule A for that Fund (“Expense Limitation”).

The Investor Class of each Fund in turn agrees to reimburse you out of assets belonging to the Investor Class of that Fund for any Operating Expenses of the Investor Class in excess of the Expense Limitation paid, waived or assumed by you for that Fund during the Limitation Period, provided that you would not be entitled to reimbursement for any amount that would cause Operating Expenses to exceed the Expense Limitation during the year in which the reimbursement would be made, and provided further that no amount will be reimbursed by the Investor Class of that Fund more than three years after the year in which it was incurred or waived by you. The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this Agreement.

You agree that you shall look only to the assets of the Investor Class of each respective Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series (including the other Funds) or class of the Trust, nor any of the Trust’s trustees, officers, employees, agents or shareholders, whether past, present or future, shall be personally liable therefore.

This Agreement is made and to be performed principally in the State of Texas, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Texas. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours, GUIDESTONE FUNDS, on behalf of the Investor Class of Funds listed on Schedule A

Name:
Title:

The foregoing agreement is hereby accepted as of May 1, 2014[1]
GUIDESTONE CAPITAL MANAGEMENT, LLC By: GuideStone Investment Services, its Manager

Name:
Title:

[1]	Original contract dated April 30, 2005

Amended as of September 13, 2005

Amended as of February 24, 2006

Amended as of February 23, 2007

Amended as of July 27, 2007

Amended as of June 2, 2008

Amended as of February 26, 2009

Amended as of February 25, 2010

Amended as of February 25, 2011

Amended as of February 24, 2012

Amended as of February 28, 2013

Amended as of May 1, 2014

SCHEDULE A

INVESTOR CLASS

Fund – Investor Class	Annual Expense Limitation
MyDestination 2005 Fund	0.20%
MyDestination 2015 Fund	0.20%
MyDestination 2025 Fund	0.20%
MyDestination 2035 Fund	0.20%
MyDestination 2045 Fund	0.20%
MyDestination 2055 Fund	0.20%
Conservative Allocation Fund	0.12%
Balanced Allocation Fund	0.12%
Growth Allocation Fund	0.12%
Aggressive Allocation Fund	0.12%
Money Market Fund	0.39%
Low-Duration Bond Fund	0.57%
Medium-Duration Bond Fund	0.63%
Extended-Duration Bond Fund	0.75%
Inflation Protected Bond Fund	0.67%
Global Bond Fund	1.02%
Flexible Income Fund	1.20%
Defensive Market Strategies Fund	1.25%
Real Assets Fund	0.12%
Equity Index Fund	0.38%
Real Estate Securities Fund	1.29%
Value Equity Fund	0.94%
Growth Equity Fund	1.06%
Small Cap Equity Fund	1.21%
International Equity Fund	1.20%
Emerging Markets Equity Fund	1.50%
Global Natural Resources Equity Fund	1.50%